Exhibit 99.3

The Special Committee of the Board of Directors

Bridge Investment Group Holdings Inc.

111 East Sego Lily Drive, Suite 400

Salt Lake City, Utah 84070

Dear Members of the Special Committee:

We hereby consent to the inclusion of our opinion letter, dated February 23, 2025, to the Special Committee of the Board of Directors of Bridge Investment Group Holdings Inc. as Annex E to, and reference thereto under the headings “SUMMARY - Opinions of the Special Committee’s and Bridge’s Financial Advisors” and “THE MERGERS - Opinions of Bridge’s and the Special Committee’s Financial Advisors” in, the proxy statement/prospectus relating to the proposed transaction involving Bridge Investment Group Holdings Inc. and Apollo Global Management, Inc. (“Apollo”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Apollo (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
LAZARD FRÈRES & CO. LLC
By	/s/ Guillaume Knecht
Guillaume Knecht
Managing Director

Date: May 12, 2025